Exhibit 10.8

SECURE COMPUTING CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

As Adopted in January 2008 and

Updated in July 2008

INTRODUCTION.

Secure Computing Corporation (the “Company”) has established the Secure Computing Corporation Change in Control Severance Plan (the “Plan”), effective January 1, 2008, for the benefit of Eligible Employees of the Company. The Plan is designed to make certain benefits available to Eligible Employees in the event of a Change in Control of the Company and to provide certain severance benefits to Eligible Employees of the Company who are terminated from employment with the Company (or its successor) within twelve months following a Change in Control. Please refer to Schedule 1, Benefits at a Glance, for a description of the benefits made available under the Plan. Note: Certain benefits described in this Plan are actually provided through other programs sponsored by the Company.

The Plan is unfunded, has no trustee and is administered by the Plan administrator. The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. ¤1002(1), and 29 C.F.R. ¤2510.3-2(b). Please review the section entitled “Amendment and Termination of the Plan” regarding the Company’s reservation of future rights.

This document serves as both the Plan document and the summary plan description for the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of this document. Nothing in the Plan will be construed to give any employee the right to continue in the employment of the Company.

This Plan supersedes all prior agreements, arrangements or related communications of the Company relating to accelerated vesting and severance benefits on a Change in Control for employees eligible for such coverage, whether formal or informal, or written or unwritten. Any benefits under the Plan will be provided to Eligible Employees in lieu of benefits under any other severance plan or employment agreement. The Plan does not supersede any prior agreements relating to confidentiality, assignment of inventions, noncompetition or nonsolicitation, or the Company’s Code of Business Conduct and Ethics or any replacement code or policy.

GENERAL INFORMATION

1. Plan Name	Secure Computing Corporation Change In Control Severance Plan
2. Plan Number	503

3. Employer / Plan Sponsor	Secure Computing Corporation, a Delaware Corporation and following a Change In Control, its successor. Secure Computing Corporation 55 Almaden Boulevard, Suite 500 San Jose, CA 95113
4. Employer Identification No.	52-1637226
5. Type of Plan	Welfare Benefit – Severance Plan
6. Plan Administrator	Secure Computing Corporation, a Delaware Corporation and following a Change In Control, its successor. The Company may designate Plan administrator responsibilities to the Board of Directors Compensation Committee and following a Change in Control, any successor committee appointed by the successor of the Company to administer the Plan.
7. Agent for Service of Legal Process	Secure Computing Corporation, a Delaware Corporation and following a Change In Control, its successor. Secure Computing Corporation 55 Almaden Boulevard, Suite 500 San Jose, CA 95113
8. Sources of Contributions	The Plan is unfunded and all benefits are paid from the general assets of the Company.
9. Type of Administration	The Plan is administered by the Plan administrator with benefits provided in accordance with the provisions of the Plan document.
10. Plan Year	January 1 through December 31

DEFINITIONS.

“Base Amount” means an amount calculated by averaging an Eligible Employee’s gross income (Box 1 on the Eligible Employee’s Form W-2) from the Company or its predecessor, or a related entity, for the five calendar years ending before the year of the Change in Control. If the Eligible Employee does not have five years of such employment, then Base Amount means an amount calculated by averaging an Eligible Employee’s gross income from the Company or its predecessor, or a related entity, during the portion of the five year period during which the Eligible Employee was an employee of the Company or its predecessor, or a related entity.

“Base Pay” means the base salary paid by the Company to an Eligible Employee without regard to bonuses and other incentive compensation.

“Cause” means, on or after a Change in Control:

(i)	For Section 16 Officers and Vice Presidents, shall mean the termination of a Section 16 Officer’s or Vice President’s employment on account of any of the following reasons, provided that no act or failure to act by a Section 16 Officer or Vice President shall be deemed to constitute “willful misconduct” or “gross negligence” if done, or omitted to be done, at the instruction of the Company (or any successor) or in good faith and with the reasonable belief that the action or omission was in the best interests of the Company (or any successor):

(A)	A Section 16 Officer or Vice President shall have been convicted of, or plead nolo contendre to, a felony or crime involving moral turpitude, in either case causing material harm to the business and affairs of the Company (or any successor);

(B)	A Section 16 Officer or Vice President engages in gross negligence or willful misconduct in the performance of his or her duties to the Company (or any successor) (other than as a result of disability) that has resulted or is likely to result in substantial and material damage to the Company (or any successor), after a demand for substantial performance is delivered to the Section 16 Officer or Vice President by the Company (or any successor), which specifically identifies the manner in which the Section 16 Officer or Vice President has not substantially performed his or her duties and he or she has been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; or

(C)	A Section 16 Officer or Vice President commits any act of fraud with respect to the Company (or any successor).

“Change in Control” means an event or occurrence set forth in any one or more of the following subsections (including, without limitation, an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Company, or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii)	the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (or, if applicable, the board of directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board of Directors of the Company (A) who was a member of the Board of Directors of the Company on the date of the adoption of this Plan or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors of the Company was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board of Directors;

(iii)	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”); or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Secure Computing Corporation.

“Compensation Committee” means a committee of the Board of Directors which in general, establishes and maintains a competitive, fair and equitable compensation and benefits policy for the Company.

“Disqualified Individual” means any individual who is (1) a Section 16 Officer or, (2) a Vice President who is a member of the Company’s group consisting of the highest paid 1 percent of the employees of the Company.

“Eligible Employee” means any employee of the Company who: (1) is either a Section 16 Officer or a Vice President; and (2) occupies a position identified in Schedule II of this Plan; provided, however, an Eligible Employee shall not include any employee of the Company who at any time prior to a Change in Control entered into a mutual separation and release agreement with the Company.

“Good Reason” means, on or after a Change in Control, a Section 16 Officer or Vice President resigns within sixty days after the occurrence of any of the following events without the Section 16 Officer’s or Vice President’s express written consent:

(i)	a reduction in the Section 16 Officer’s or Vice President’s annual base salary and/or the Section 16 Officer’s or Vice President’s target bonus opportunity;

(ii)	a material reduction of the Section 16 Officer’s or Vice President’s duties that are inconsistent with those for his/her position immediately prior to the effective date of the Change in Control;

(iii)	a requirement by the Company (or any successor) that the Section 16 Officer or Vice President relocates his or her principal office to a facility more than fifty (50) miles from his or her principal office immediately prior to the effective date of the Change in Control;

“Health & Welfare Plan(s)” refers to plans that are eligible for COBRA continuation excluding flexible benefit plans.

“Highest Annual Base Salary” means the highest base salary set for an Eligible Employee by the Company for any year prior to a Trigger Event. Base salary does not include bonuses and other incentive compensation.

“Plan” means the Secure Computing Corporation Change in Control Severance Plan.

“Safe Harbor Limit” means the amount of contingent payments an Eligible Employee may receive without triggering an excess parachute payment subject to the 20% excise tax. The safe harbor limit is the amount that is $0.01 less than three times the Base Amount for the Eligible Employee.

“Section 16 Officer” means any employee of the Company who: (1) held the title of Chief Executive Officer, President & Chief Operating Officer, Chief Financial Officer or Senior Vice President; and (2) is identified in Schedule II of this Plan.

“Severance Multiplier” means the multiplier to be applied in calculating an Eligible Employee’s severance pay as specified on Schedule I of this Plan.

“Services Continuation Agreement” – means an offer letter, employment agreement, transitional services agreement, or other similar agreement for services to be performed after a Change in Control.

“Triggering Event” means, upon, or within the twelve (12) month period following a Change in Control of the Company:

(i)	an Eligible Employee’s employment is terminated involuntarily by the Company (or its successor) without Cause; or

(ii)	an Eligible Employee resigns as an employee from the Company (or its successor) for Good Reason.

(iii)	an Eligible Employee becomes entitled to terminate employment but does not terminate employment solely because the successor enters into a Services Continuation Agreement.

“Vice President” means any employee of the Company who: (1) held the title of Vice President; (2) was classified as a Policy Band 62 (relating to position breadth, scope, responsibility and accountability) according to the Company’s policy banding convention immediately prior to a Change in Control; and (3) is identified in Schedule II of this Plan.

“Wealth Plan” refers to the Secure Computing Corporation Profit Sharing and Retirement Plan.

ELIGIBILITY.

A. When You Are Eligible.

As provided in this Plan, certain Eligible Employees may be entitled to benefits under the Plan as a result of a Change in Control. If you are an Eligible Employee, to receive benefits under this Plan, you must also sign and not revoke the Company’s (or its successor’s) standard release of all claims against the Company (or its successor) and all related parties, including, without limitation, claims arising out of the employment relationship and the termination of that relationship. Among the conditions of the release is that it will contain a reaffirmation that any prior confidentiality and non-solicitation covenants previously agreed to by you and a reasonable non-competition covenant to the extent such covenant has not previously been agreed to. Notwithstanding the foregoing, if you are a Section 16 Officer or Vice President with a severance, change in control or other agreement with the Company that provides for acceleration of vesting of your equity rights and/or severance benefits on a change in control, you must have expressly waived your entitlement to the change in control acceleration and severance benefits under such agreement to be eligible to participate in this Plan.

Important: The release and waiver described above are conditions precedent to entitlement to payment. If the requisite release and/or waiver is not signed (or is subsequently revoked), you are not entitled to the benefits available through this Plan.

B. When You Are Not Eligible.

Notwithstanding the foregoing, you are not eligible for accelerated vesting and severance pay in any of the following circumstances:

i.	you voluntarily resign, unless you are a Section 16 Officer or Vice President and you resign for Good Reason;

ii.	you are discharged involuntarily for Cause;

iii.	you terminate your employment for any reason, or no reason, prior to a Change in Control;

iv.	you are a Section 16 Officer or Vice President and you have not waived your entitlement to the accelerated vesting of equity rights and/or severance benefits on a Change in Control under any severance, Change in Control or other agreement, if any with the Company;

v.	you have failed to execute the waiver and release referenced in Part A above or you executed such a waiver and release and subsequently revoked it;

vi.	you entered into a mutual separation and release agreement with the Company at any time prior to a Change in Control; or

vii.	you actually receive severance benefits under another plan, arrangement or agreement.

C. Termination of Participation.

A participant in the Plan shall cease to be a participant in the Plan as of the date on which the earliest of the following events occurs:

i.	The individual ceases to be an Eligible Employee;

ii.	The Plan is amended to exclude the individual’s continued participation; or

iii.	The Plan is terminated.

PLAN BENEFITS.

Benefits available under this Plan consist of: (1) accelerated vesting rights; (2) severance pay; and (3) continuation premiums.

A. Accelerated Vesting.

i.	If you are a Section 16 Officer, upon a Change in Control, all outstanding unvested long term incentives or equity rights held by you shall be accelerated such that these incentives or rights become 100% vested.

ii.	If you are a Vice President, upon a Triggering Event, all outstanding unvested long term incentives or equity rights held by you as of the date of your termination of employment or if applicable, effective date of a Services Continuation Agreement, shall be accelerated such that these incentives or rights become 100% vested as of your last day of employment or if applicable, effective date (i.e., start date) of a Services Continuation Agreement.

B. Severance Pay.

Severance pay for Eligible Employees will be paid as soon as practicable following the employment termination date but no later than 2  1/2 months after the end of the year in which the termination of employment occurs. Severance pay shall consist of the following components (see also the illustration in Schedule I of this Plan):

i.	a lump sum cash payment in an amount equal to the sum of: (1) the Severance Multiplier times your Highest Annual Base Salary as in effect prior to termination of employment; plus (2) one month’s Base Pay; plus (3) the quarterly bonus target amount prorated by the number of days from the beginning of the quarter to the effective date of the Change in Control; plus

ii.	a lump sum cash payment equivalent to the unvested Company 401(k) matching contributions, to be paid within one month of your termination of employment; plus

iii.

direct payment to a vendor for the cost, not to exceed the amount applicable to you as identified in Schedule I of this Plan, of outplacement services provided to you from the date of notification of the Triggering Event but no later than 2  1/2 months after the end of the year in which the termination of your employment occurs.

Notwithstanding anything in the Plan to the contrary, if an Eligible Employee becomes entitled to terminate employment upon a Change in Control or Triggering Event, but does not terminate employment solely because the successor enters into a Services Continuation Agreement with the Eligible Employee, the Eligible Employee will be entitled to the aforementioned benefits at the conclusion of the Services Continuation Agreement period (i.e., termination of employment) regardless of when the termination of employment occurs (i.e., beyond the 12-month period following a Change in Control). Severance pay under this condition will be paid as soon as practicable following the employment termination date but no later than 2  1/2 months after the end of the year in which the termination of employment occurs.

C. Continuation Premiums. i. Section 16 Officers. This Plan shall pay the employer portion of the cost (including administrative costs) for you, and those covered through you, of applicable statutory continuation coverage as if you had continued in the Company’s employment until the first of the following to occur: (1) cessation of the continuation coverage, (2) 18 months, or (3) subsequent employment.

ii.	Vice Presidents. This Plan shall pay the employer portion of the cost (including administrative costs) for you, and those covered through you, of applicable statutory continuation coverage as if you had continued in the Company’s employment until the first of the following to occur: (1) cessation of the continuation coverage, (2) 12 months, or (3) subsequent employment.

iii.	Specifically Excluded. This Part C specifically does not apply with respect to any continuation required with respect to the medical flexible spending account. The Plan pays no portion of the cost of applicable statutory continuation coverage for that benefit.

Note: This Part C addresses only the responsibility for payment of otherwise available continuation coverage. It does not provide continuation coverage in circumstances where continuation coverage is not otherwise available. The specifics regarding availability of continuation coverage, maintenance of continuation coverage, etc. are governed by the terms and conditions of the particular plan.

SECTION 280G OF THE CODE.

If as a result of a Change in Control, any amount payable to or other benefit receivable by an Eligible Employee under the Plan is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by an Eligible Employee which is deemed to constitute a Parachute Payment (whether or not under this Plan or any other existing plan, arrangement or other agreement), and would result in an Excess Parachute Payment (as defined below) and, therefore, imposition on the Eligible Employee of an excise tax under Section 4999 of the IRC on the Excess Parachute Payment, then either of the following treatments, applicable in view of the Eligible Employee’s status, will be invoked. For this purpose, “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G(b)(2) of the Code and “Excess Parachute Payment” shall mean an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, which generally mean Parachute Payments in excess of the Safe Harbor Limit.

i.	if the Eligible Employee is a Section 16 Officer and his/her Excess Parachute Payment exceeds the Safe Harbor Limit by more than 110%, in addition to any other benefits to which the participant is entitled to receive under this Plan or otherwise, the Section 16 Officer shall be paid by the Company (or its successor) an amount in cash equal to the sum of the excise taxes payable by the Section 16 Officer by reason of receiving an Excess Parachute Payment, plus the amount necessary to put the Section 16 Officer in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Excess Parachute Payments as if no excise taxes had been imposed with respect to the Excess Parachute Payment).

ii.	if the Eligible Employee is (1) a Section 16 Officer and his/her Excess Parachute Payment exceeds the Safe Harbor Limit but not by more than 110%, or (2) a Vice President and his/her Parachute Payment exceeds the Safe Harbor Limit by any amount, that participant shall have his/her severance payment reduced by the amount required to reach the Safe Harbor Limit.

OTHER BENEFITS.

Severance payments available through this Plan will not be considered compensation or continuing employment for purposes of determining benefits that are provided under any other plans maintained by the Company, including, without limitation, the Company’s health & welfare, wealth and equity compensation plan(s).

TAX WITHHOLDING.

Payments made under the Plan may be subject to applicable tax withholding requirements. The Company shall withhold from amounts otherwise payable under the Plan such amounts as required by law. In addition, you are solely responsible for all taxes that result from your receipt of benefits under the Plan.

CONFIDENTIALITY.

In consideration of your participation in the Plan, upon your termination of employment you will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

NONCOMPETITION.

In consideration of your participation in the Plan, upon your termination of employment and for twelve (12) months following, you will not directly or indirectly through others, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

NONDISPARAGEMENT.

In consideration of your participation in the Plan, upon your termination of employment you will not disparage the Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company’s directors, officers, agents or employees.

APPLICATION OF ERISA.

This Plan is intended to be an employee welfare benefit plan under ERISA. It is not intended to be an employee pension plan for purposes of ERISA. To the extent any provision of the Plan is deemed to create an employee pension plan under ERISA, such provision shall be deemed null and void to the extent permitted by applicable law and the Company may modify the Plan in such a manner to comply with such requirements without your consent.

SECTION 409A OF THE CODE.

To the extent that any payment under this Plan to you is deemed to be deferred compensation subject to the requirements of section 409A of the Code, the Plan will be operated in compliance with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance with respect to subject payment. Notwithstanding anything in the Plan to the contrary, any payment from the Plan to you that is subject to the requirements of section 409A of the Code may only be made in a manner and upon an event permitted by section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law and the Company may modify the Plan in such a manner to comply with such requirements without your consent.

ASSIGNMENT/ALIENATION OF SEVERANCE BENEFITS.

You do not have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor will any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event you attempt to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition will be null and void.

CLAIMS PROCEDURE.

Note: The following procedures apply with respect to claims for payments made pursuant to this Plan (e.g., severance pay). Claims for benefits described in this Plan that are provided through another plan or program (e.g., accelerated vesting and payment of continuation premiums) are handled in accordance with the documents governing those plans or programs.

Adverse Benefit Determinations.

Each terminated employee who believes he or she is entitled to a benefit, but has not received a benefit, may apply in writing within 30 days of his or her termination. If the Plan administrator denies a claim in whole or in part, the Plan administrator will provide notice to the terminated employee, in writing, within 90 days after the claim is filed, unless the Plan administrator determines that an extension of time for processing is required due to special circumstances. In the event that the Plan administrator determines that such an extension is required, written notice of the extension shall be furnished to the terminated employee prior to the termination of the initial 90-day period. The extension shall not exceed a period of 90 days from the end of the initial period of time.

The written notice of a denial of a claim shall set forth, in a manner calculated to be understood by the terminated employee:

1.	the specific reason or reasons for the denial;

2.	reference to the specific Plan provisions on which the denial is based;

3.	a description of any additional material or information necessary for the terminated employee to perfect the claim and an explanation as to why such information is necessary; and

4.	an explanation of the Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the terminated employee’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

Appeal of Adverse Benefit Determinations.

The terminated employee or his or her duly authorized representative shall have an opportunity to appeal a claim denial to the Plan administrator for a full and fair review. The terminated employee or his or her duly authorized representative may:

1.	request a review upon written notice to the Plan administrator within 60 days after receipt of a notice of the denial of a claim for benefits;

2.	submit written comments, documents, records, and other information relating to the claim for benefits; and

3.	examine the Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the terminated employee’s claim for benefits.

The Plan administrator’s review shall take into account all comments, documents, records, and other information submitted by the terminated employee relating to the claim, without regard to whether such information was submitted or considered by the Plan administrator in the initial benefit determination. A determination on the review by the Plan administrator will be made not later than 60 days after receipt of a request for review, unless the Plan administrator determines that an extension of time for processing is required. In the event that the Plan administrator determines that such an extension is required due to special circumstances, written notice of the extension shall be furnished to the terminated employee prior to the termination of the initial 60-day period. The extension shall not exceed a period of 60 days from the end of the initial period.

The written determination of the Plan administrator shall set forth, in a manner calculated to be understood by the terminated employee:

1.	the specific reason or reasons for the decision;

2.	reference to the specific Plan provisions on which the decision is based;

3.	the terminated employee’s right to receive, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and

4.	a statement of the terminated employee’s right to bring a civil action under section 502(a) of ERISA.

No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan administrator. If the terminated employee or other interested person challenges a decision of the Plan administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan administrator during the claims procedure set forth above. Facts and evidence that become known to the terminated employee or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan administrator for reconsideration of the claims determination. Issues not raised with the Plan administrator will be deemed waived.

PLAN ADMINISTRATION.

The Plan administrator shall be responsible for general supervision of the Plan. The Plan administrator shall also be the named fiduciary of the Plan in accordance with Section 402 of ERISA, and, therefore, shall have authority to control and manage the operation and administration of the Plan. The Plan administrator shall perform any and all acts necessary or appropriate for the proper management and administration of that portion of the Plan. The Company shall be the Plan administrator unless its managing body designates another person or persons to be the Plan administrator. The Company shall also be the Plan administrator if the person or persons so designated for any reason cease to be the Plan administrator.

The Plan administrator may designate individuals or entities to act on its behalf with respect to certain powers, duties, responsibilities, etc. with respect to the operation and administration of the Plan. The Plan administrator shall have the sole responsibility for the administration of the Plan as is specifically described in the Plan. The designated representatives of the Plan administrator shall have only those specific powers, duties, responsibilities, and obligations as are specifically given to them under the Plan. The Plan administrator warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan authorizing or providing for such direction, information or action. It is intended under the Plan that the Plan administrator shall be responsible for the proper exercise of its own powers, duties, responsibilities, and obligations under the Plan and shall not be responsible for any act or failure to act of another employee of the Company. Neither the Plan administrator (including any designee) nor the Company makes any guarantee to any participant in any manner for any loss or other event because of the participant’s participation in the Plan.

Except as otherwise specifically provided in the Plan, the Plan administrator may adopt such rules and procedures as it deems necessary, desirable, or appropriate. All rules and decisions of the Plan administrator shall be uniformly and consistently applied to all participants in similar circumstances. When making a determination or calculation, the Plan administrator shall be entitled to rely upon information furnished by a participant, the Company, and/or legal counsel.

The Plan will be administered in accordance with its terms. The Plan administrator and/or any other fiduciary acting as a fiduciary with respect to the Plan, to the extent that such individual or entity is acting in its fiduciary capacity, shall have the complete and final authority, responsibility, and control, in its sole discretion, to manage, administer and operate the Plan, to make factual findings, to construe the terms of the Plan, and to determine all questions arising in connection with the administration, interpretation, and application of the Plan, including the eligibility and coverage of individuals and the authorization or denial of payment or reimbursement of benefits. All determinations and decisions will be binding on the Plan, Plan participants, and all interested parties.

AMENDMENT AND TERMINATION OF THE PLAN.

The Company reserves the right, prior to a Change in Control, to amend or terminate the Plan, in whole or in part, at any time and for any reason, with or without notice. Such action shall be taken by action of the Company’s managing body. Such action shall not affect any right to benefits that accrued prior to such action.

Notwithstanding the foregoing, no amendment may be made to the Plan (other than to increase benefits), nor may the Plan be terminated, on, or at any time within the 12-month period following, a Change in Control.

SUCCESSORS.

Any successor to the Company as a result of a Change in Control shall assume the obligations under this Plan and perform the obligations under this Plan. Any successor to the Company shall perform such obligations under this Plan in good faith, including, without limitation, resolving disputed issues of fact, making determinations regarding eligibility for benefits and interpreting plan provisions.

APPLICABLE LAW.

This Plan is intended to be construed, and all rights and duties hereunder are to be governed, in accordance with the laws of Minnesota, except to the extent such laws are preempted by the laws of the United States of America, including ERISA and the Code.

ERISA RIGHTS STATEMENT.

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information about Your Plan and Benefits.

•

Examine without charge, at the Company’s Human Resources offices and at other specified locations, all documents governing the Plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the US Department of Labor.

•

Obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefit plans. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions.

If you have any questions about your Plan, you should contact the Plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

SCHEDULE I: Benefits At A Glance

The following summary schedule provides an overview of the benefits available under this Plan. The specific descriptions in the Plan document prevail in the event of a discrepancy or interpretation issue with the summary descriptions provided below.

	Tier I Section 16 Officer	Tier II Vice President

Severance Multiplier	2 x Highest Annual Base Salary plus 1 month’s Base Pay upon occurrence of a Triggering Event (CEO 2.5x)	1 x Highest Annual Base Salary plus 1 month’s Base Pay upon occurrence of a Triggering Event

Management Incentive Plan Bonus and, if applicable, Product Bonuses	Upon the occurrence of a Change in Control, a lump sum equal to the quarterly bonus target amount prorated (based upon days) shall be paid.	Upon the occurrence of a Change in Control, a lump sum equal to the quarterly bonus target amount prorated (based upon days) shall be paid.

Long Term Incentives / Equity Rights	Immediate and accelerated vesting of all unvested long term incentives or equity rights upon the occurrence of a Change in Control under the Company’s long term incentive and equity plans. (Benefits to be provided in accordance with the terms of those plans.)	Immediate and accelerated vesting of all unvested long term incentives or equity rights upon the occurrence of a Triggering Event under the Company’s long term incentive and equity plans. (Benefits to be provided in accordance with the terms of those plans.)

Health & Welfare Benefits (Medical, Dental, Vision & Basic Group Life Insurance)	The Company will pay the employer portion of the cost of any applicable statutory continuation coverage (excluding medical flexible spending account coverage) for a period of 18 months, until such coverage ceases, or until subsequent employment is obtained, whichever occurs first.	The Company will pay the employer portion of the cost of any applicable statutory continuation coverage (excluding medical flexible spending account coverage) for a period of 12 months, until such coverage ceases, or until subsequent employment is obtained, whichever occurs first.

401(k) Company Match Cash Payment	Upon the occurrence of a Triggering Event, a lump sum cash payment equivalent to the unvested Company 401(k) matching contributions.	Upon the occurrence of a Triggering Event, a lump sum cash payment equivalent to the unvested Company 401(k) matching contributions.

Outplacement Services	Subject to a Triggering Event; Up to $20,000 paid direct to an outplacement services vendor.	Subject to a Triggering Event; Up to $10,000 paid direct to an outplacement services vendor.

Excise Tax Treatment under Section 4999	The Company will cover the excise tax payment and payments to cover the tax on the excise tax payment and ordinary income taxes, provided the Excess Parachute Payment is more than 110% of the safe harbor limit. If the Excess Parachute Payment is 110% or less, the severance payment will be reduced to not exceed the safe harbor limit.	If the Parachute Payment exceeds the Section 280G safe harbor limit by any amount, the severance payment shall be reduced by the amount required to reach the safe harbor limit.

SCHEDULE II

Eligible Positions

Positions
President & Chief Executive Officer	Section 16 Officer
Chief Financial Officer & Senior Vice President Operations	Section 16 Officer
Senior Vice President, Secretary & General Counsel	Section 16 Officer
Senior Vice President Product Development	Section 16 Officer
Senior Vice President Marketing	Section 16 Officer
Senior Vice President World Wide Sales	Section 16 Officer

[Together with such other employees as may be designated from time to time by the Board of Directors or a committee thereof]